                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                         JOHN Q. HAMMONS HOTELS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  408623106
-------------------------------------------------------------------------------
                                 (CUSIP number)


     Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.   408623106                    13G                  Page 2 of 9 Pages
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      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Morgan Stanley Group Inc.
                   IRS #13-283-8891
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   The state of organization is Delaware.
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                               5    SOLE VOTING POWER
                                                    0
  NUMBER OF                    ------------------------------------------------
   SHARES                      6    SHARED VOTING POWER
 BENEFICIALLY                               1,044,900**
  OWNED BY                     ------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                         0
 PERSON WITH                   ------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             1,286,700**
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,286,700**
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  21.30%**
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                  IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !


             **Includes 317,900 shares representing approximately 5.26% of the class, held by Morgan Stanley SICAV Real Estate Fund, an offshore fund offering its shares for investment purpose. Morgan
               Stanley SICAV Real Estate Fund's holding is separately reported as required on Schedule 13D.

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CUSIP No.   408623106                 13G                     Page 3 of 9 Pages
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-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                  Morgan Stanley Asset Management Inc.
                  IRS #13-304-0307
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  The state of organization is Delaware.
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                               0
  NUMBER OF                ----------------------------------------------------
   SHARES                  6    SHARED VOTING POWER
 BENEFICIALLY                            840,0000**
  OWNED BY                 ----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                     0
 PERSON WITH               ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                        1,081,800**
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,081,8000**
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               12.64%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
               IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !


             **Includes 317,900 shares representing approximately 5.26% of the class, held by Morgan Stanley SICAV Real Estate Fund, an offshore fund offering its shares for investment purpose. Morgan Stanley SICAV Real Estate Fund's holding is separately reported as required on Schedule 13D.

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CUSIP No.   408623106                 13G                     Page 4 of 9 Pages
---------------------------                                   -----------------

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Morgan Stanley Institutional Fund Inc.-U.S. Real Estate Portfolio
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Maryland
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                               0
  NUMBER OF                ----------------------------------------------------
   SHARES                  6    SHARED VOTING POWER
 BENEFICIALLY                                  0
  OWNED BY                 ----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                    0
 PERSON WITH               ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                         473,000
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              473,000
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.83%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
               IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.       408623106         13G                         Page 5 of 9 Pages
---------------------------                                   -----------------

Item  1 (a)                Name of Issuer
-----------                ----------------------------------------------------
                           John Q. Hammons Hotels, Inc.

Item  1 (b)                Address of issuer's principal executive offices
-----------                ----------------------------------------------------
                            300 John Q. Hammons Parkway
                            Suite 900
                            Springfield, MO 65806

Item  2 (a)                Name of person filing
-----------                ----------------------------------------------------

                       (a) Morgan Stanley Group Inc.
                       (b) Morgan Stanley Asset Management Inc.
                       (c) Morgan Stanley Institutional Fund Inc.-U.S. Real
                           Estate Portfolio

Item  2 (b)                Principal  business  office
-----------               ----------------------------------------------------

                       (a) 1585 Broadway
                           New York, New York 10036

                       (b) 1221 Avenue of the Americas
                           New York, New York 10020

                       (c) 1221 Avenue of the Americas
                           New York, New York 10020

Item  2 (c)                Citizenship
-----------                ----------------------------------------------------

                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                Title of class of Securities
-----------                ----------------------------------------------------

                           Common Stock

Item  2 (e)                Cusip No.
-----------                ----------------------------------------------------
                           408623106


Item  3                (a) Morgan Stanley Group Inc. is (e) an Investment
-----------                Adviser registered under section 203 of the
                           Investment Advisers Act of 1940.

                       (b) Morgan Stanley Asset Management Inc. is (e) an
                           Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                       (c) Morgan Stanley Institutional Fund Inc. is (d) an
                           investment company registered under section 8 of the Investment Company Act of 1940.

Item  4                    Ownership
-----------                ----------------------------------------------------

                           Incorporated by reference to Items (5)-(9) and (11) of the cover page.

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CUSIP No.   408623106               13G                       Page 6 of 9 Pages
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Item  5              Ownership of 5 Percent or Less of a Class
----------           ----------------------------------------------------------

                     Inapplicable

Item  6              Ownership of More than 5 Percent on Behalf of Another
----------           Person
                     ----------------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account other than Morgan Stanley Institutional Fund, as report herein holds more than 5 percent of the class.


Item  7              Identification and Classification of the Subsidiary Which
----------           Acquired the Security Being Reported on By the Parent
                     Holding Company
                     ----------------------------------------------------------

                     Inapplicable

Item  8              Identification and Classification of Members of the Group
----------           ----------------------------------------------------------

                     Inapplicable

Item  9              Notice  of  Dissolution  of  Group
----------           ----------------------------------------------------------

                     Inapplicable

Item 10              Certification
----------           ----------------------------------------------------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  408623106                   13G                    Page 7 of 9 Pages
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                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           Date:       February 14, 1997

           Signature:  /s/ HAROLD J. SCHAAFF
                       --------------------------------------------------------

           Name/Title: Harold J. Schaaff/Vice President
                       --------------------------------------------------------
                       MORGAN STANLEY INSTITUTIONAL FUND INC.-U.S. REAL ESTATE
                         PORTFOLIO


           Date:       February 14, 1997

           Signature:  /s/ PETER A NADOSY
                       --------------------------------------------------------

           Name/Title: Peter A. Nadosy/Vice Chairman
                       --------------------------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT INC.


           Date:       February 14, 1997

           Signature:  /s/ EDWARD J. JOHNSEN
                       --------------------------------------------------------

           Name/Title: Edward J. Johnsen/Vice President Morgan Stanley & Co.
                       Incorporated
                       --------------------------------------------------------
                       MORGAN STANLEY GROUP INC.



                       INDEX TO EXHIBITS                                    PAGE
                       -------  --------                                    ----


           EXHIBIT  1  Agreement to Make a Joint Filing                        8


           EXHIBIT  2  Secretary's Certificate Authorizing Edward J. Johnsen
                       to Sign on behalf of Morgan Stanley Group Inc.          9